EXHIBIT 2

EXHIBIT A

NEGOTIABLE PROMISSORY NOTE

$3,164,124	September 3, 2008

FOR VALUE RECEIVED, The 2008 Irrevocable Agreement of Trust for the Family of Lee E. Tabas dated August 29, 2008, (“Maker”), promises to pay to Evelyn Rome Tabas, an individual (“Payee”), in lawful money of the United States of America and/or other property, the principal sum of Three Million One Hundred Sixty Four Thousand One Hundred Twenty Four dollars ($ 3,164,124), together with interest in arrears on the unpaid principal balance at an annual rate equal to 3.46%, in the manner provided below. Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.

This Note is a Purchase Price Note referred to in that certain Stock Purchase Agreement dated the same date hereof by and between Maker, and Payee and others named therein (the “Agreement”), and is subject to the terms and conditions of the Agreement, which are, by this reference, incorporated herein and made a part hereof. Capitalized terms used in this Note without definition shall have the respective meaning set forth in the Agreement.

SECTION 1

PAYMENTS

1.01        Principal and interest.   The principal amount of this Note shall be due and payable on December 31, 2013. Interest on the unpaid principal balance of this Note shall be due and payable annually on the anniversary date.

1.02        Manner of Payment.   All payments on this Note shall be made by regular check and/or other property (in Maker’s sole discretion), as the case may be, at the address provided for in the Agreement or at such other place in the United States as Payee shall designate to Maker in writing, or by wire transfer of immediately available funds to an account designated by Payee in writing. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Pennsylvania.

1.03        Prepayment. Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment. Any partial prepayments shall be applied to installments of principal in inverse order of their maturity.

SECTION 2

DEFAULTS

2.01        Events of Default.   The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder (“Event of Default”):

(a)           If Maker shall fail to pay when due any payment of principal or interest on this Note and such failure continues for thirty (30) days after Payee notifies Maker in writing.

(b)           If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

(c)           If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties; or (iii) orders the liquidation of Maker and in each case the order or decree is not dismissed within 120 days; or

(d)           Any material breach by Maker under this Note or the Agreement after Payee has provided thirty (30) days written notice to Maker of such breach.

2.02        Notice by Maker.   Maker shall notify Payee in writing within five days after the occurrence of any Event of Default of which Maker acquires knowledge.

2.03        Remedies.   Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee’s exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys’ fees.

2.04        Security.   This Note is secured by the property deposited with the Escrow Agent in accordance with the Agreement. In the event upon an Event of Default the Payee exercises its rights under the Agreement and receives property held in escrow under the Agreement pursuant to Section 9.2(b) of the Agreement, and the fair market value of such property shall equal or exceed the total amount of all amounts due under this Note, Payee shall have no further rights under this Note and all liabilities and obligations of the Buyer of the Note shall be automatically terminated.

SECTION 3

MISCELLANEOUS

3.01        Waiver. The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice of demand as provided in this Note. Except for any notice expressly required hereby, Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

3.02        Notices.   All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following address (or at such other addresses for a party as shall be specified by like notice):

If to the Maker:	The 2008 Irrevocable Agreement of Trust for
the Family of Lee E. Tabas
c/o Lee E. Tabas, Trustee
One Dove Lane
Haverford, PA. 19041

If to the Payee:	Evelyn Rome Tabas
c/o Royal Plaza
915 Montgomery Avenue
Narberth, PA 19072

If to the Escrow Agent	Joseph M. Sedlack, Esquire
Reed Smith LP
2500 One Liberty Place
Philadelphia, PA 19103

Notice by Maker or Payee shall copy Escrow Agent.

3.03        Severability.   If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.04        Governing Law.   This Note will be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles. .

3.05        Parties in Interest.   This Note shall bind Maker and its representatives, successors and assigns.

3.06        Section Headings, Construction.   The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

3.07        Trustee Liability.   This Note is a non-recourse liability of the Trust, secured by a escrow of the Stock and a guaranty of LEE E. TABAS secured by a pledge agreement, all executed of even date herewith.

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

WITNESS:	2008 IRREVOCABLE AGREEMENT OF
TRUST FOR THE FAMILY OF LEE E.
TABAS

By:
LEE E. TABAS, Trustee